EXHIBIT 23.2

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Reports dated December 22, 2005 relative to the financial statements of Avalon Development Enterprises, Inc. as of December 31, 2003 and 2004. Also the Report dated February 4, 2006 relative to the financial statements of Avalon Development Enterprises, Inc as of December 31, 2005.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

March 13, 2006